Exhibit 99.1

ABERCROMBIE & FITCH NAMES CHRISTOS ANGELIDES BRAND PRESIDENT

OF ABERCROMBIE & FITCH AND ABERCROMBIE KIDS

New Albany, Ohio, June 10, 2014: Abercrombie & Fitch Co. (NYSE: ANF) today announced that Christos Angelides has been named President of its Abercrombie & Fitch and abercrombie kids brands, a position he is expected to take up in October 2014.

Mr. Angelides, 51, will report to A&F Chief Executive Officer Mike Jeffries and will have overall responsibility for all product and customer-facing activities for the Abercrombie & Fitch and abercrombie kids brands. He will also be accountable for the financial performance of the brands.

Mr. Angelides has spent his entire career with Next plc, a highly successful six billion dollar fashion retail and internet chain based in the United Kingdom, where he has most recently served as Group Product Director since August 2000. Next operates through nearly 700 stores in more than 40 countries and through a direct to consumer business, consisting of a catalog and online site, serving customers in over 60 countries. During his tenure as Group Product Director, Next has posted strong growth in sales and profits, and the firm has generated significant shareholder returns.

Mr. Angelides, who is also a member of Next’s Board of Directors, has management responsibility for all product functions. Prior to being named Group Product Director, Mr. Angelides held a number of senior management roles including General Manager of Next’s sourcing office in Hong Kong, Womenswear Product Director and Menswear Product Director. Mr. Angelides serves as Chairman of Next Sourcing Limited and Non-Executive Director of Lipsy, a young women’s fashion brand owned by Next.

Mr. Angelides is a graduate of De Montfort University in Leicester, England, where he received a degree in Business and Economics.

Commenting on the appointment, Mike Jeffries said, “We are excited to welcome Christos to the Abercrombie & Fitch team and to deepen our bench of senior leadership talent. Christos brings 28 years of experience working with a multi-billion dollar international retailer. His experience with all aspects of running a business made him the perfect candidate for this newly created role. Christos’ appointment is a critical step in our long-term strategy of being organized to win and we are excited to welcome him to the Abercrombie team.”

Christos Angelides said, “I am honored to join one of the most iconic apparel brands in the world. Abercrombie & Fitch is a storied brand with global appeal and a clearly defined aesthetic, and I am excited to help the brand continue to grow. I look forward to working with Mike Jeffries and the rest of the A&F team at what is a very exciting time for the Company.”

About Abercrombie & Fitch

Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie, Hollister Co. and Gilly Hicks brands. At the end of the first quarter, the Company operated 842 stores in the United States and 157 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Media Contact:

Public Relations

Abercrombie & Fitch

(614) 283-6192

Public_Relations@abercrombie.com